Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 12, 2016
Registration Statement No. 333-208642-01

Issuer: BMW Vehicle Owner Trust 2016-A
Joint Leads: J.P. Morgan (struc), HSBC, MUFG
Co-Managers: Citi, BNP

CLS	$AMT(mm)	WAL	M/F	WIN	E.FINAL	L.FINAL	SPREAD	YLD%	CPN%	$PX
A-1	329.000	0.29	P-1/F1+	1-7	02/17	07/17		0.620	0.62	100.00000
A-2a	325.000	1.10	Aaa/AAA	7-20	03/18	05/19	EDSF+22	0.998	0.99	99.99351
A-2b	125.000	1.10	Aaa/AAA	7-20	03/18	05/19	1mL+24			100.00000
A-3	356.000	2.31	Aaa/AAA	20-37	08/19	11/20	IntS+28	1.163	1.16	99.99955
A-4	115.000	3.46	Aaa/AAA	37-44	03/20	12/22	IntS+41	1.377	1.37	99.98962

Expected Pricing:	PRICED	Registration:	SEC Registered
Expected Settle:	07/20/16	Expected Ratings:	Moody's, Fitch
First Payment:	08/25/16	Min Denoms:	$1k by $1k
Ticker:	BMWOT 2016-A	Pricing Speed:	1.40% ABS to 5% Call
CUSIPS:	A-1: 05582QAA5	Bill & Deliver:	J.P. Morgan
A-2a: 05582QAB3
A-2b: 05582QAC1
A-3: 05582QAD9
A-4: 05582QAE7
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.